INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Crown Electrokinetics Corp. on Form S-1 of our report which includes an explanatory paragraph as to the Company’s ability to continue as a going concern dated April 1, 2024, with respect to our audits of the consolidated financial statements of Crown Electrokinetics Corp. as of December 31, 2023 and 2022 and for the two years ended December 31, 2023 appearing in the Annual Report on Form 10-K of Crown Electrokinetics Corp. We were dismissed as auditors on August 13, 2024 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp
Costa Mesa, CA
October 15, 2024